Exhibit 10.12

Enterprise Self-help Loan Business Line Contract

Number: 755DFP20240415ED003

Important note:

Dear customer, in order to protect your/your company's rights and interests, please read the full text of this contract carefully before signing, especially the clauses in black and bold. If you have any doubt, please ask our bank for clarification in time. If you still have questions, please consult your lawyer and relevant professionals.

Creditor: China Merchants Bank Co., Ltd., Shenzhen Branch (hereinafter referred to as “Party A”)

Credit granting applicant: Shenzhen Semidux Technologies Limited

（Unified Social credit code: [], hereinafter referred to as “Party B”)

Whereas:

1. Party A and Party B have signed the Credit Agreement numbered /, and Party B applies to Party A for the use of the credit line under the aforesaid Credit Agreement (up to / Currency / yuan) for online self-service loan business (with respect to such line, both parties agree to apply the provisions of the Credit Agreement) or

2. Party B applies to Party A for online self-service loan, and Party A, upon review, agrees to provide Party B with a credit line of up to RMB2,100,000.00 (including equivalent value in other currencies) for online self-service loan during the credit-granting period from April 15, 2024, to April 14, 2026.

Party A and Party B hereby enter into this contract to agree on the online self-service loan business.

The specific contents of this contract are as follows:

1. The online self-service loan business referred to herein shall mean that after Party B has activated Party A's online "Enterprise Bank" (hereinafter referred to as "Enterprise Online Bank") / enterprise mobile service platform (hereinafter referred to as "Enterprise APP") and other system functions, within the credit line and during the credit-granting period, and Party B shall apply for and obtain the self-service loans provided by Party A through Party A's online banking / APP and other platforms to customers, and repay the loans by self-service.

2. The credit line under this contract is ☒ revolving line /☐ one-time line.

During the term of credit granting, Party B shall apply for the self-service loan business through Party A's online Enterprise Online Bank / Enterprise APP system and other platforms to customers, and the self-service loan business approved by Party A shall automatically occupy the credit line under this contract.

3. If the term of the line of credit exceeds one year, Party A shall have the right to periodically re-examine the line of credit during the term of credit granting based on factors such as macroeconomic conditions, external market conditions, Party B's credit standing, and/or changes in the credit-granting and securitization conditions and other factors, and to stop granting the line of credit and / or adjust the amount of the line of credit at its sole discretion based on the review results.

4. Purpose and term of the loan

4.1 The self-service loan hereunder shall only be used for temporary working capital turnover. Without written consent of Party A, Party B shall not use the loan for other purposes.

4.2 The maximum term of each self-help loan is 12 months, and the term is not extended.

5. Loan interest rate and interest

5.1 The annual interest rate of any loan hereunder shall be specified by Party B in the corresponding application for cash withdrawal and determined after approval by Party A. Party A shall have the right to consider whether to agree based on its internal management requirements and Party B's business conditions, and shall have the right to unilaterally reject Party B's application for use without bearing any form of legal liability to Party B. If Party A approves, and the withdrawal application is inconsistent with the loan promissory note or the record in Party A's system, the loan promissory note or the record in Party A's system shall prevail.

5.1.1 During the validity period of the credit line, the interest rate of any loan business hereunder shall be fixed, that is, once the execution interest rate of each transaction is determined, it shall not be adjusted during the duration of the transaction.

5.1.2 During the term of the Contract, the interest rate of each business shall be determined as follows:

Within the validity period of the line of credit, the one-year loan prime rate (LPR) published by the National Interbank Lending Center 1 working day before the date of issuance shall be the benchmark interest rate, ☒ plus / ☐ minus 148 basis points (BPs) for each transaction.

Party A shall have the right to adjust the benchmark interest rate or the pricing method of interest rate periodically or nonperiodically in light of changes in relevant national policies, changes in domestic and foreign markets or changes in its own credit and loan policies. Such adjustment shall take effect upon Party A's notification to Party B (such notification shall be published at Party A's branches or the official website of China Merchants Bank, or a notification shall be sent to Party B at any of the contact addresses/methods designated herein). And the specific benchmark interest rate and / or basic points of the relevant loans newly withdrawn by Party B and loans that have been drawn but not yet returned by Party B before the notice takes effect shall be subject to Party A's notice. If Party B does not accept the adjustment, it may repay the loan in advance, failing which, it shall be deemed to agree to perform as notified.

5.2 If Party B fails to use the loan as agreed herein, it shall be charged 100.0000% penalty interest on the part of the loan that is not used according to the agreed purpose from the date of change of purpose. The original interest rate refers to the interest rate applicable before the loan is changed to the new purpose.

If Party B fails to repay the loan on time, overdue interests (penalty interest) on the outstanding part shall be charged from the default date at the standard of 50.0000% (overdue loan interest rate) on the basis of the original interest rate. The original interest rate refers to the interest rate applicable before the maturity date of the loan (including early maturity date) (in the case of floating interest rate, the last floating period before the maturity date of the loan (including early maturity date)).

If the loan is overdue and not used for the purpose agreed in the contract at the same time, the higher interest rate stipulated in the above provisions shall be applied.

5.3 During the term of the loan, if the People's Bank of China adjusts the loan interest rate, the relevant provisions of the People's Bank of China shall apply.

5.4 If the maturity date of any loan falls on a national holiday, the loan’s maturity rate shall be automatically extended to the first workday after the national holiday, and the interest shall be calculated according to the days the loan funds are actually occupied.

5.5 Party B shall pay interest on each interest payment date, and Party A can directly deduct the interest payable from any accounts of Party B in China Merchants Bank. If the last payment date of the loan principal is not the interest calculation date, the last payment date of the loan principal is the interest payment date, and the borrower shall pay off all the interest payable corresponding to the loan principal on that day. If Party B fails to pay the interest on time, compound interest shall be calculated on the unpaid interest (including penalty interest) according to the overdue loan interest rate stipulated in this Article.

5.6 Unless otherwise specified, the loan interest rate hereunder shall be calculated by the method of simple interest.

6. Guarantee clause

6.1 All debts owed by Party B to Party A hereunder shall be jointly and severally guaranteed or secured by property by a third party recognized by Party B or Party A, and the guarantor shall issue or sign the corresponding guarantee document as required by Party A.

6.2 If the guarantor provides real estate mortgage guarantee for all debts owed to Party A by Party B under this Contract, Party B shall immediately inform Party A when it becomes aware that the collateral has been or may be included in the government's demolition or expropriation plan. And Party B shall urge the mortgagor to continue to provide guarantee for Party B's debts with the compensation provided by the demolition party according to the relevant provisions of the mortgage contract, complete the corresponding guarantee procedures in time, or provide other safeguard measures approved by Party A, as required by Party A.

6.3 Party A shall have the right to refuse to issue loans to Party B if the guarantor fails to sign the guarantee document and complete the guarantee procedures as required (including challenging the accounts receivable by the debtor before the pledge of accounts receivable).

7. Rights and obligations of Party B

7.1 Party B has the following rights:

7.1.1 Party B has the right to withdraw and use all the loans as agreed herein;

7.1.2 Party B shall have the right to refinance the debt after obtaining the consent of Party A.

7.2 Party B shall undertake the following obligations:

7.2.1 Party B shall truthfully provide the documents and materials required by Party A (including but not limited to providing its true financial books/statements and annual financial reports, major decisions and changes in production, operation and management, withdrawal / disbursement information, information related to collateral, etc.), as well as all account-opening banks, account numbers and deposit and loan balances; and cooperate with Party A's investigation, review and inspection;

7.2.2 Party B shall accept Party A's supervision over its use of credit funds and related production, operational and financial activities, and promptly take reasonable measures in response to Party A's suggestions or requirements;

7.2.3 It shall use the loan according to the purposes agreed herein and comply with Party A's requirements on payment and management of the loan funds;

7.2.4 Party B shall repay the principal and interest of the loan in full and on time as agreed herein;

7.2.5 If Party B transfers all or part of the debts hereunder to a third party, it shall obtain Party A's written consent;

7.2.6 In case of any of the following, Party B shall immediately notify Party A and cooperate with Party A to implement the guarantee measures for repayment of the principal, interest and all other fees hereunder on time and in full, as required by Party A:

7.2.6.1 Major financial loss, asset loss or other financial crisis occurs;

7.2.6.2 To provide loans or guarantee for the interests of a third party or to protect a third party from losses, or to mortgage or pledge its own property (rights) (or property/rights owned by the actual controller or other related parties);

7.2.6.3 Declining credit status and weakening profitability of main business;

7.2.6.4 Suspension of business, revocation or cancellation of business license, application for or application for bankruptcy by creditors, dissolution, etc., or change of important enterprise information (such as enterprise name, registered address, place of business, beneficial owner, etc.); or the controlling shareholder(s) / actual controller(s) of the borrower has(have) changed;

7.2.6.5 The controlling shareholder, the actual controller and other affiliated companies have a major crisis in operation or finance, affecting the normal operation of the borrower;

7.2.6.6 The amount of significant related transactions between Party B and its controlling shareholder(s), other affiliated companies and actual controller(s) reaching more than 10% of Party B's net assets (Party B's notice shall at least cover the relationship between the parties to the transaction, the transaction items and the nature of the transaction, the transaction amount or the corresponding proportion, pricing policies (including transactions with no amount or only a nominal consideration);

7.2.6.7 The occurrence of any litigation, arbitration or criminal or administrative punishment that has materially adverse consequences on its business or property status;

7.2.6.8 The legal representative, director or important senior management of the Borrower undergo changes, or the personal freedom of them is restricted by the state authority due to violations of law or discipline, or they go missing for more than 7 days, which may affect the Borrower’s normal operation;

7.2.6.9 Party B or its actual controller has a large amount of private usury; or bad records such as repayment of old debts with new loans, default, interest arrears in other bank loans; or the internal capital chain of Party B's affiliated enterprises is broken, resulting in a debt crisis; Party B's projects are suspended or delayed or Party B makes major investment mistakes;

7.2.6.10 Any other major event that may affect Party B's solvency occurs;

7.2.7 It shall not be negligent in managing and pursuing its claims due or dispose of its existing principal properties in a gratuitous or other inappropriate manner.

7.2.8 Party B shall obtain the written consent of Party A before carrying out merger, division, reorganization, joint venture (cooperation), transfer of property rights, joint-stock transformation, foreign investment, substantial increase in debt financing and other major matters.

7.2.9 Party B shall ensure that settlement, payment and other income and expenditure activities are mainly carried out in its bank settlement account at Party A. During the loan term, Party B's share of settlement transactions in the designated account shall be at least not lower than its share of financing in Party A in its overall financing in all banks.

7.2.10 Party B shall comply with Party A's requirements (tick "√" in ☐ according to the actual situation) :

☐  Insure its core assets and designate Party A as the first beneficiary;

☒ Shall not sell or mortgage the assets designated by Party A before the settlement of the loan;

☐  During the duration of the loan, the proportion of dividends to its shareholders shall be restricted as follows according to the requirements of Party A: /

☐  Others: /

7.2.11 Party B shall strictly abide by applicable anti-money laundering laws, regulations, rules and regulations, shall not use the Business to participate in or involve in money laundering, terrorist financing, tax evasion and other illegal activities, and shall actively cooperate with the inspection of the use of loan funds and relevant anti-money laundering investigations.

7.2.12 During the period of loan application and loan business, Party B shall not become or change into a real estate industry enterprise, a local government credit granting subject enterprise, or add new hidden debts of local governments in violation of the law.

8. Rights and Obligations of Party A

8.1 Party A has the following rights

8.1.1 Party A shall have the right to ask Party B to repay the principal and interest of the loan in full and on time;

8.1.2 The right to ask Party B to provide information related to the loan;

8.1.3 The right to know about the production, operation and financial activities of Party B;

8.1.4 Have the right to supervise Party B's use of the loan according to the purposes agreed herein;

8.1.5 The right to supervise the account opened by Party B at Party A and to entrust other institutions of China Merchants Bank other than Party A to supervise Party B's account, and to control the payment of the loan funds according to the purpose and payment scope of the loan agreed by both parties; the right to freeze the loan funds used by Party B, and inspect the payment object (including the anti-laundering situation of the payment object), loan purpose, summary, etc. If Party B meets the requirements of Party A for the payment of loan funds, the required payment of loan funds shall be unfrozen; when required by transaction needs, the right to unilaterally and directly suspend or restrict the Enterprise Online Bank / mobile terminal (including but not limited to Enterprise APP, the same below) / other online functions (including but not limited to closing the Enterprise Online Banking / mobile terminal / other online functions, pre-set payment object list / single payment limit / periodic payment limit, etc.) and other electronic payment channels of Party B's account, and to restrict the sale of settlement vouchers or the counter payment and transfer of Party B's account, as well as the payment and exchange functions of non-counter channels such as telephone banking and mobile banking; if Party B's credit ability is judged to be weakened based on relevant information, Party A shall have the right to restrict Party B from drawing financing funds or require Party B to repay its debt in advance.

8.1.6 Party A shall have the right to directly transfer the loan principal and interest and other relevant fees from any account of Party B in China Merchants Bank;

8.1.7 Party A shall have the right to transfer its creditor's rights to Party B, and shall have the right to notify Party B of the transferring matters in any way it deems appropriate, including but not limited to fax, post, personal delivery, public media announcement, etc., and to initiate collection efforts from Party B;

8.1.8 In the business of Buyer's credit to Seller's interest payment and Seller's credit to Buyer's interest payment, Party A shall have the right to refuse to issue loans to Party B before receiving the Letter of Commitment on Interest Payment submitted by Seller / Buyer;

8.1.9 Party A shall have the right to withdraw the loan in advance according to Party B's capital return situation;

8.1.10 If Party B fails to perform its obligations under this contract, Party A shall have the right to take measures in accordance with this Contract.

8.1.11 Party A shall have the right to unilaterally adjust the credit line provided to Party B (including but not limited to reducing, increasing, suspending or terminating) in accordance with the provisions of this Contract.

8.1.12 Other rights stipulated herein.

8.2 Party A shall undertake the following obligations:

8.2.1 Party A shall provide loans to Party B in accordance with the terms and conditions stipulated herein;

8.2.2 Party B shall keep confidential the financial, production and business information of Party B, except as otherwise stipulated by laws and regulations, or required by regulatory authorities, or providing to Party A's superior or subordinate institutions, external auditing, accounting, lawyers and other professional institutions that assume the same confidentiality obligation.

9. Party B undertakes the following matters in particular

9.1 Party B is an entity duly established and legally existing under the laws of the People's Republic of China with legal personality and full capacity for civil conduct to enter into and perform this Contract;

9.2 The execution and performance of this Contract has been fully authorized by the Board of Directors or any other competent authority, and this Contract shall be legally and effectively binding on Party B from the date of execution;

9.3 The loan project and the loan items shall comply with the requirements of laws and regulations. The loan shall not be used for investment such as fixed assets and stock rights, or used for speculation and sale of securities, futures, or real estate in violation of regulations; shall not be used for mutual lending to seek illegal income; Not to be used in fields and purposes whose production and business operation are prohibited by the State; shall not be used for any purpose other than that provided for in this Contract;

9.4 If Party B needs to use the Enterprise Online Bank / mobile terminal for loan payment, Party B is obliged to accept the restrictive measures made by Party A to the Enterprise Online Bank / mobile terminal, including the list of predesignated payment objects, the limit on single payment, the limit on payment within a certain stage, etc.

9.5 The documents, materials and vouchers provided by Party B concerning Party B, guarantor, mortgagor (pledgor) and collaterals are true, accurate, complete and valid, and do not contain any material errors inconsistent with the facts or omission of any material facts;

9.6 At the time of signing this Contract, no litigation, arbitration or criminal or administrative penalty has occurred that will cause material adverse consequences to Party B or Party B's main property, and no such litigation, arbitration or criminal or administrative penalty will occur during the execution of this Contract. In case of such occurrence, Party B shall immediately notify Party A;

9.7 In its business activities, Party B shall strictly abide by all laws and regulations of P.R.C., carry out all business activities in strict accordance with the business scope stipulated in Party B's Business License for Enterprise Legal Person, and file enterprise (legal person) registration, annual report, and business term extension on time;

9.8 Maintain or improve the existing operational and management level, ensure the preservation and appreciation of the existing assets, not give up any mature creditor's rights, and do not dispose of the existing principal properties without compensation or other improper means;

9.9 Party B shall ensure that its financial indicators during the duration of the loan are not lower than the following requirements: /

9.10 Party B warrants that there is no performance of the loan with overseas guarantors but domestic creditors . In such case, Party B shall promptly notify Party A, and Party A shall have the right to suspend the signing of new “overseas guarantors but domestic creditors” contracts or process new cash withdrawals; Party B warrants that in case of guarantee performance, the sum of outstanding principal balance and existing external liabilities shall not exceed the risk-weighted balance of Party B's cross-border financing, and Party B shall bear the risks arising from exceeding the risk-weighted balance of Party B's cross-border financing;

9.11 At the time of signing this Contract, Party B has not experienced any major events that affect the performance of its obligations hereunder.

10. Loans and disbursements

10.1 The payment of the loan funds to Party B hereunder shall only be made through Party A's Enterprise Online Bank / mobile terminal. If the expected loan date chosen by Party B does not fall on a workday, the system will automatically postpone the payment to the next workday after Party A's approval is completed.

10.1.1 Self-payment

Self-payment means that after Party A releases the loan funds to Party B's account according to Party B's application, Party B shall independently pay to Party B's counterparty that meets Party A's requirements.

10.1.2 Entrusted Payment

Entrusted payment means that Party A pays the loan funds through Party B's account to Party B's counterparty according to Party B's loan application and payment authorization.

If Party B makes a single withdrawal of RMB 10 million or more (or equivalent foreign currency), or Party A requires Party B to adopt the entrusted payment method according to regulatory requirements or risk control needs, Party B must adopt the entrusted payment method.

10.1.3 After the loan is issued, Party B shall obtain the approval of Party A or make the payment within the scope of Party B's transaction counterparty list approved by Party A. Party A shall have the right to investigate the payment list later, and Party B shall not evade Party A's supervision by cashing the checks and depositing the cash into bank accounts at another bank, or breaking up the whole into pieces.

10.2 Party B authorizes Party A to pay the entrusted loan funds to Party B's counterparty through Party B's account on the date of loan disbursement (or the next workday after the disbursement). If the payment information provided by Party B is inaccurate or incomplete, which leads to the delay or failure of the payment of funds, Party A shall not be liable for Party B's breach of contract to its counterparty or other losses. For the risk of Party B's account frozen by the competent authority before the entrusted payment or frozen by the competent authority after the loan is made, which leads to the failure of the payment, please clearly agree to the risk distribution. Party A shall not be liable for Party B's breach of contract with its counterparty or other losses caused therefrom.

11. Repayment method

11.1 Party B shall repay the loan principal hereunder in one lump sum or in installments during the loan term (specifically based on individual transaction record in Party A's system).

11.2 Repayment in advance

11.2.1 Party B may repay part or all of the money in advance through Party A's platform to customers such as Enterprise Online Bank / Enterprise APP;

11.2.2 Party B may request repayment in advance at Party A's counter, but only with the consent of Party A. If Party B makes the repayment in advance, the interest rate shall be calculated according to the provisions of this contract.

12. If this Contract involves the provision of services by a third party, the relevant expenses shall be borne by the principal. If both parties act as principals, each party shall bear 50% of the expenses. If this Agreement involves Party B taking out accident insurance with Party A as the first beneficiary, the relevant insurance expenses shall be borne in the following form (√ in "☐" indicates that the provision applies).

Please tick "√" in ☐

☐ Party A shall bear the responsibility.

☒ Party A and Party B shall jointly bear the following proportion: Party A 50%, Party B 50%.

In the event that Party B fails to repay the principal and interest of the loan hereunder and the fees payable, Party B shall bear all expenses incurred by Party A to realize the creditor's rights, such as attorney's fees, litigation costs, travel expenses and fees for applying for issuance of compulsory execution certificates and shall authorize Party A to directly deduct them from Party B’s bank account. In case of any shortfall, Party B warrants that it will repay the amount upon receipt of Party A's notice without any proof provided by Party A.

13. Special loan account

All loan funds under this contract shall be issued and disbursed through the following accounts.

Account name: Shenzhen Semidux Technologies Limited;

Account number: [];

Account-opening bank: OCT Sub-branch / OCT Sub-branch (General Sub-branch) / Shenzhen Branch / China Merchants Bank Co., Ltd.

14. ☐ This Article applies to this line of credit. Depending on whether the core enterprise is introduced for business cooperation, Party B's capital return account / repayment account shall be monitored (" √ "in" ☐ "indicates that the provisions of this article shall apply).

14.1 After the Contract takes effect and before Party B pays off all the loans hereunder, Party A and Party B agree to designate the following account as Party B's capital return account / repayment account (hereinafter collectively referred to as the "Capital Return Account"), and the capital return funds for the loans hereunder shall be transferred into the capital return account.

Account name: Shenzhen Semidux Technologies Limited;

Account number: [];

Account-opening bank: OCT Sub-branch / OCT Sub-branch (General Sub-branch) / Shenzhen Branch / China Merchants Bank Co., Ltd.

14.2 Party B understands and agrees that:

14.2.1 The above-mentioned capital return account / repayment account is the deposit account opened by Party B at Party A, and the funds from time to time entering into the account shall be used as the pledge guarantee for Party B to repay the debts hereunder; the scope of pledge guarantee shall be the sum of the loan (including online self-service loan) and other credit-granting principal balance provided by Party A to Party B under this Contract, as well as interest, penalty interest, compound interest, liquidated damages, payment for delay in performance, claim recovery, pledge fee and other related expenses. Party B confirms that the deposit / withdrawal of the deposit from time to time in the deposit account and Party A's release of the deposit in part as requested by Party B shall not affect the specificity of the deposit. The deposit / withdrawal of a specific deposit and the corresponding relationship with the main claim secured by the deposit shall be subject to the transaction information / transaction records kept by Party A. Party B acknowledges the authenticity, accuracy and legality of such transaction information / record.

14.2.2 In the event that the above-mentioned capital return account / repayment account is checked and frozen by the competent authorities, Party A shall have the right to request / (Core Enterprise) to transfer its accounts payable to Party B to Party A's internal account and confirm with / (Core Enterprise) the change of the capital return account/repayment account.

14.2.3 Party A shall have the right to withdraw the loan in advance according to Party B's capital return situation, i.e., when there are capital returns in the account, the loan corresponding to such funds shall be deemed to be due in advance, and Party A shall have the right to directly deduct from the account to repay the loan.

The capital returns corresponding to the loan shall refer to the sales proceeds after the loan is used to pay the specific loan payable by Party B, or the accounts receivable corresponding to the application for the loan.

14.3 In accordance with the repayment arrangement agreed herein and Party B's application for early repayment (if advance repayment is allowed), Party A shall have the right to automatically deduct the funds in Party B's capital return account at the end of the repayment date. If the amount of the capital return account of Party B is insufficient, Party A has the right to deduct all the funds in the capital return account and deduct the remaining part from other bank accounts of Party B (or entrust other financial institutions to deduct the remaining part). If the amount is still insufficient, Party A shall automatically treat the remaining part that has not been returned as overdue.

14.4 Party B shall provide quarterly information on the flow of funds in and out of the above-mentioned account and cooperate with Party A in monitoring the relevant account and the return of funds.

15. Breach of contract and handling

15.1 Party B shall be deemed to have breached the contract under any of the following circumstances:

15.1.1 The relevant representations and warranties hereunder are untrue or incomplete, or Party B violates the relevant representations and warranties and fails to immediately correct them, as required by Party A;

15.1.2 Party B fails to withdraw and use the loan in accordance with provisions hereof, fails to repay any term of the loan or relevant interest and fees as agreed herein, or fails to use funds in the capital return account as required by Party A, or fails to accept supervision by Party A and fails to make immediate rectification as required by Party A;

15.1.3 Party B has material breaches under the legal and effective contracts signed with other creditors of Party B, which cannot be satisfactorily resolved within 3 months from the date of breach.

The aforesaid material breach means that Party B's breach causes its creditors to have the right to claim RMB 1 million or more in compensation.

15.1.4 Party B uses the loan by "breaking the whole into pieces" to avoid entrusting Party A to pay the loan fund according to this Contract;

15.1.5 Party B fails to perform or violates other obligations under this Contract, or Party A reasonably believes that Party B's credit status deteriorates, or other circumstances may affect the realization of Party A's credit rights;

15.1.6 Party B's business activities may cause anti-money laundering or sanctions compliance risks to Party A;

15.1.7 Party B has non-performing loans in Party A or other banks, or Party B's debt owed to Party A is overdue for more than 7 days, or Party B or Party B's legal representative is included in the list of dishonest persons subject to enforcement, and Party B's bank account opened at Party A is frozen by the competent authorities;

15.1.8 Party B has other circumstances that Party A has reasonable grounds to believe affect its legitimate rights and interests.

15.2 If any of the following circumstances occurs to the guarantor, Party A considers that it may affect the guarantor's guarantee ability and requires the guarantor to eliminate the adverse effects caused therefrom, or requires Party B to increase or change the guarantee conditions, and the guarantor or / Party B fails to cooperate , a breach of this Contract shall be deemed to have occurred:

15.2.1 Any of the circumstances similar to those mentioned in Article 7.2.6 or 7.2.7 hereof occurs, or the circumstances mentioned in Article 7.2.8 hereof occur without the consent of Party A;

15.2.2 Concealing its actual ability to bear the guarantee liability when issuing the irrevocable guaranty, or failing to obtain the authorization of the competent authority;

15.2.3 Failure to complete registration, enterprise annual report procedures and/or business term extension procedures on time;

15.2.4 Being negligent in managing and pursuing claims due, or disposing of existing major assets without compensation or in other improper ways;

15.2.5 Breach of any obligation, undertaking or declaration under the irrevocable guaranty signed by it.

15.3 If the mortgagor (or pledgor) falls under any of the following circumstances, Party A believes that the mortgage (or pledge) may be invalid or the mortgaged property (or pledge) is insufficient, and requires the mortgagor (or pledgor) to eliminate the adverse effects caused therefrom, or requires Party B to increase or replace the guarantee conditions, and the mortgagor (or pledgor) or / and Party B does not cooperate, an event of default shall be deemed to have occurred:

15.3.1 There is no ownership or disposal right of the mortgaged property (or pledged property), or there is a dispute over the ownership;

15.3.2 The mortgaged property (or pledged property) has not completed the mortgage/pledge registration procedures, or has been leased, or the right of residence has been established thereon, or the property has been sealed up, seized, monitored, or there is a common/statutory priority (including but not limited to the priority of construction funds, movable property price, and fund mortgage priority) with respect to the property, or the seller's title retention priority, or the lessor's financing and leasing priority has been established, and other situations and/or conceals the occurrence of such a situation;

15.3.3 Without written consent of Party A, the mortgagor transfers, leases, establishes the right of residence, remortgages or otherwise disposes of the mortgaged property in any other inappropriate way or creates any form of rights burden, or the mortgagor, despite written consent of Party A, fails to use the proceeds from disposing of the mortgaged property to repay the debts owed by Party B to Party A as required by Party A;

15.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged property, resulting in obvious degradation of the value of the mortgaged property; or the mortgagor's conduct directly endangers the mortgaged property, resulting in a decrease in the value of the mortgaged property; or the mortgagor fails to insure the mortgaged property as required by Party A during the mortgage period;

15.3.5 The mortgaged property has been or is likely to be expropriated, demolished, or other matters affecting the value of the mortgaged property or Party A's mortgage right;

15.3.6 The occurrence or possible occurrence of other events affecting the value of the mortgaged property or Party A's mortgage right. If the mortgagor uses its mortgaged property in China Merchants Bank to provide residual value mortgage guarantee for the business under this contract, before Party B repays the debts under this contract, the mortgagor repays its personal mortgage loan in advance without the consent of Party A.

15.3.7 The mortgagor (or pledgor) breaches any obligation, undertaking or declaration in the mortgage contract/pledge contract signed by it.

15.4 In case of any of the above breaches, Party A shall have the right to take the following measures simultaneously or separately:

15.4.1 Stop issuing loans that have not been used by Party B (including but not limited to termination of withdrawing money by Party B via Enterprise Online Bank / Enterprise APP, etc.)

15.4.2 Early recovery of the issued loan’s principal and interest and related fees;

15.4.3 Directly freeze / collect the funds in the settlement account or other accounts of Party B and entrust other institutions of China Merchants Bank to freeze / collect the deposits of Party B in such institution to pay off all debts of Party B hereunder, stop opening new settlement accounts for Party B, and stop issuing new credit cards for Party B's legal representatives;

15.4.4 Party A may also directly require Party B to provide other property acceptable to Party A as a new guarantee. If Party B fails to provide a new guarantee as required, Party B shall bear a penalty equal to 1% of the loan amount hereunder.

15.4.5 Change the terms of entrusted payment of the loan funds.

15.4.6 Recourse shall be made in accordance with this contract.

15.4.7 Report Party B's breach (violation) to credit investigation agencies, banking associations and regulatory agencies, and have the right to share such information among banking institutions and even publicize it to the public through appropriate means;

15.5 Party A shall pay off the proceeds recovered by Party A in the order of fees, liquidated damages, compound interest, penalty interest, interest and the principal of the loan until all principal and interest and all related expenses are repaid.

Where multiple loans are issued in installments or there are multiple unsettled loans at the same time, the amount recovered shall be repaid in the order from the last to the first of the maturity date of the loan, and the specific order of repayment of the principal and interest, liquidated damages and fees for each loan shall be carried out in accordance with the provisions of the preceding paragraph.

Party A shall have the right to unilaterally adjust the aforesaid order of repayment, unless otherwise restricted by laws and regulations.

16. Changes and attachments to the Contract. This contract may be modified by a written agreement reached by both parties through negotiation. This contract shall remain valid until a written agreement is reached Neither party is allowed to make unilateral changes to this contract without authorization.

17. Other

17.1 Change of circumstances and force majeure

17.1.1 If Party A's loan under this Contract becomes illegal due to changes in applicable laws or policies, Party A shall have the right to terminate this Contract and declare all loans issued to be due in advance, and Party B shall immediately repay them as required by Party A.

17.1.2 If Party A incurs additional costs in performing its loan obligations hereunder due to changes in applicable laws and policies, Party B shall compensate Party A for the additional costs as required by Party A.

17.1.3 If one party or both parties suffer from force majeure during the performance of this Agreement, the party suffering from such force majeure shall not be liable for the losses suffered by the other party as a result but shall be obliged to notify the other party in time and take reasonable measures to prevent further losses; otherwise, it shall be obliged to indemnify the other party for such additional losses.

17.2 Rights Reserved

During the term hereof, Party A's tolerance of and extension granted to any breach or delay of Party B, and Party A’s delay in execution of the benefits or rights Party A is entitled to under this Contract shall not prejudice, affect or limit all rights and interests Party A is entitled to as a creditor under this Contract and relevant laws, nor shall it be regarded as Party A's approval or recognition of any breach of this Contract. Nor shall it be deemed as a waiver of Party A's right to take action against any existing or future breach.

17.3 Partial Invalidity

If this Contract is legally invalid or part of the terms and conditions are invalid for whatever reason, Party B shall still fulfill all repayment obligations. In case of such occurrence, Party A shall have the right to terminate this Contract and immediately recover from Party B the principal and interest of the loan and other relevant amounts hereunder.

17.4 Notice

Notices, requirements or other documents related to this Agreement shall be sent by Party A and Party B in written form (including but not limited to letter, fax, email, China Merchants Bank Enterprise Online Bank / Enterprise APP and other electronic platforms, mobile phone SMS or WeChat). Party B shall confirm the delivery address and method of the documents as follows:

17.4.1 Party B confirms and agrees that Party B's Enterprise Online Bank / Enterprise APP of China Merchants Bank and Party B's contact address, email, fax number, mobile phone number or WeChat account set forth herein shall be the service address of Party B's commercial and legal documents hereunder.

Party A's address: Shenzhen Branch Building of China Merchants Bank, No. 2016 Shennan Avenue, Futian District, Shenzhen City, Guangdong Province

Company Email: []	Fax Number:

Mobile number of contact: []	Unit WeChat ID:

Party B's address: Room 205, Tonglixing Industrial Park, No. 8, Lanzhu East Road, Zhukeng Community, Longtian Subdistrict, Pingshan District, Shenzhen City, Guangdong Province

Company Email: []	Fax Number:

Mobile number of contact: []	Unit WeChat ID:

The term "business documents" as used in this Article refers to various business documents formed in the course of business dealings under this Agreement, such as business notice, confirmation letter, notice of breach of contract, notice of early maturity, letter of overdue collection, etc. The legal documents referred to in this article include notarial documents and judicial documents (including but not limited to complaint/arbitration application, appeal, answer, evidence, summons, response notice, evidence notice, hearing notice, judgment/opinion, mediation opinion, performance notice and other judicial documents at trial and execution stage).

Party A, the court having jurisdiction over the matter, and the notary office shall deliver notices to the designated addresses for service as specified in this agreement, which shall be deemed as valid service.

17.4.2 Party B acknowledges and agrees that: if delivered by personal delivery (including but not limited to delivery by a lawyer/notary, delivery by courier, etc.), receipt by the receiving party shall be considered as delivery (if the receiving party refuses to accept the delivery, it shall be deemed as delivered on the date of refusal or return, or seven days after the date of mailing (whichever is earlier)); if it is delivered by postal letter, it shall be deemed to have been delivered seven days after it was sent; if the service is delivered by fax, email, China Merchants Bank Enterprise Online Bank/Enterprise App (i.e., the service is delivered to Party B's China Merchants Bank Enterprise Online Bank / Enterprise APP through China Merchants Bank Enterprise online banking / Enterprise APP), mobile phone SMS or WeChat or other electronic means, the date on which Party A's corresponding system/electronic device displays the successful delivery shall be deemed as the date of service. Where Party A notifies Party B of the transfer of creditor's rights or initiates collection efforts against Party B by way of public media announcement, the service shall be deemed to have been delivered on the date of announcement.

17.4.3 If Party B changes its contact address, email address, fax number, or mobile phone number, or WeChat account, it shall notify Party A in writing of the changed information within five workdays from the date of such change, failing which, Party A shall have the right to serve Party B's original contact address or information. If the service fails to be delivered due to the change of the contact address or information of Party B, the date of return or seven days after mailing (whichever is the earlier) shall be deemed as the date of service. Party B shall be solely responsible for any losses arising therefrom, which shall not affect the legal validity of the service.

17.4.4 Party B further agrees that the court may serve judicial documents to Party B through electronic means such as China Trial Process Information Disclosure Website and National unified Service Platform; If the court performs electronic service of judicial documents according to the foregoing agreement, the date of successful delivery shown on the China Judicial Process Information Online and the National unified Service Platform shall be deemed as the date of service; If the court completes the service of judicial documents by electronic service, there is no need to serve paper judicial documents to the contact address of Party B.

17.4.5 The address and method of service stipulated in this Article shall apply to the contract performance period, dispute resolution period, arbitration period, court hearing period (trial, appeal, retrial), execution and all stages.

17.5 The Parties confirm that the specific operations of the online self-service loan business provided by Party A to Party B and the processing (guarantee included) may be processed by any business outlet within the jurisdiction of Party A, which will generate, issue or produce relevant documents. The business operations and correspondence of the outlets within Party A's jurisdiction shall be deemed as Party A's acts and shall be recognized by and bind the Parties.

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18. Applicable law and settlement of disputes

18.1 The conclusion, interpretation and dispute settlement hereof shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao and Taiwan), and the rights and interests of the parties shall be protected by the laws of the People's Republic of China.

18.2 Any dispute arising from the performance of this Contract shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, either party shall (mark "√" to choose one of the three) :

☒ 18.2.1 File a lawsuit with the People's court where Party A or China Merchants Bank Co., Ltd. is located; or

☐ 18.2.2 File a suit with the People's court having jurisdiction at the place where the contract is signed: or

☐ 18.2.3 Apply to / (Fill in the name of arbitration institution here) for arbitration. The place of arbitration is / .

18.3 After the Contract is notarized by both parties and has the effect of enforcement, Party A may directly apply to the People's court with jurisdiction for enforcement in order to recover the default debts owed by Party B hereunder.

19. Execution and effectiveness of the Contract

19.1 When Party B logs onto the Enterprise Online Bank / Enterprise APP and clicks "has read and agrees to sign the above Contract" on Party A's platform for customers, it shall be deemed that Party B has effectively signed the Contract, which reflects Party B's true intention and expression. After Party A receives the Contract confirmed by Party B and signs the Contract on Party A's system online, the Contract shall become legally effective for both parties.

This Contract shall become null and void on the date when all debts owed by Party B to Party A hereunder and all other related fees are paid off.

19.2 Party B confirms that it uses the digital certificates issued by China Financial Certification Authority (CFCA) when signing this Contract through the Enterprise Online Bank / Enterprise APP, and recognizes the electronic signatures generated by such digital certificates as reliable electronic signatures that meet legal requirements and serve as the legal and valid seal for Party B to sign this Contract.

Party B confirms that it is aware of and recognizes CFCA Electronic Authentication Business Rules, CFCA Digital Certificate Service Agreement, Security Tips for the Use of Digital Certificate (posted on http://www.cfca.com.cn) and other relevant documents and agrees to be bound by them. And Party B confirms that China Merchants Bank does not need to provide additional printing and retention services for such documents.

19.3 Party B confirms that all operations conducted in the name of Party B on the Enterprise Online Bank / Enterprise APP, etc., using the username and password, on Party A’s customer platform, shall be considered operations performed by Party B. and the data, messages and transaction records formed, transmitted and stored thereby shall comply with the provisions of Chinese laws and regulations and constitute the final proof of transactions between the customer and China Merchants Bank.

19.4 The digital signature generated by Party B in the form of digital certificate shall be the valid signature for the loan withdrawal and loan repayment through the Enterprise Online Bank / Enterprise APP, and Party B grants Party A the right to deduct the principal, interest and fees of the loan in Party B’s account and the right to fill in the loan notes, statements and other business documents according to the loan amount. The actual amount, interest rate, term and other basic elements of each self-service loan shall be subject to the business records stored in the Enterprise Online Bank / Enterprise APP system or the loan notes, customer statements and other records filled or printed by Party A accordingly. Such records shall form an integral part of this Contract, and the accuracy, authenticity and legality of such records shall be confirmed by each party.

20. ☐ This line of credit shall be governed by the provision of this Article. Depending on whether to introduce core enterprises for business cooperation, Party B needs to authorize the information listed below. (Tick "√" in "☐" indicates that the provision of this Article apply).

Party B agrees and authorizes Party A to obtain/inquire from Party B's business partner / (core enterprise) and its affiliated companies the information generated by Party B's business dealings with / the Company (core enterprise) and its affiliated companies, including but not limited to the basic information, purchase order information, inventory information, expense information, settlement information, invoice information, sales information, accounts receivable information and sales collection information for end consumers generated by Party B as a supplier, distributor or franchisee.

Party B agrees and authorizes Party A to provide Party B's business partners (core enterprises) and their affiliates with information related to the credit and loan business conducted between Party B and Party A for the purpose of business cooperation, including but not limited to: credit-granting information, withdrawal information, repayment information, capital return deposit account information and other information under the business.

Party B declares that:

All terms of this contract have been fully negotiated by both parties. Party A has drawn Party B's special attention to the clauses concerning the exemption or reduction of Party A's liability, which have a major impact on the interest of Party B and has made corresponding explanations of the above-mentioned clauses at the request of Party B. Party B has made a comprehensive and accurate understanding of these terms. The parties hereto have fully understood the terms and conditions of this contract.

(There is no text below)

This contract has been signed by [Shenzhen Semidux Technologies Limited] using CFCA electronic signature.

This Contract has been signed by [China Merchants Bank Co., Ltd., Shenzhen Branch] using CFCA electronic signature.

Party A (official seal): /s/ China Merchants Bank Co., Ltd. Shenzhen Branch

Party B (official seal): /s/ Shenzhen Semidux Technologies Limited